Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our reports dated April 24, 2015, relating to the financial statements and financial highlights of GMO SGM Major Markets Fund (formerly known as GMO Systematic Global Macro Opportunity Fund), which appears in the February 28, 2015 Annual Reports to Shareholders and which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Highlights”, “Financial Statements”, “Investment Advisory and Other Services—Independent Registered Public Accounting Firm” and “Disclosure of Portfolio Holdings—Ongoing Arrangements to Make Portfolio Holdings Available” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Boston, Massachusetts
December 1, 2015